December 13, 1999


Westell Technologies, Inc.
750 North Commons Drive
Aurora, IL

Gentlemen:

                  Reference is made to the 6% Subordinated Convertible Debenture ("Debenture") dated April 15, 1999 in the principal amount of $6,000,000 issued by Westell Technologies, Inc. ("Company ") to Marshall Capital Management, Inc. ("Investor") and the Stock Purchase Warrant ("Warrant") issued to Investor by the Company dated April 15, 1999 for the right to purchase 272,727 shares of the Company Class A common stock.


         Section 4(e) of the Warrant provides that in the event of certain Major Transactions (as defined therein), the holder of the Warrant shall be entitled to either (A) retain the warrant pursuant to the clause (a) of the first sentence of Section 4(e) or (B) receive specified consideration in exchange for the Warrant pursuant to clause (b)(i) or (b)(ii) of the first sentence of
Section 4(e).

         Section 8.3 of the Debenture provides that in the event of certain Major Transactions (as defined therein), the holder of the Debenture shall be entitled at its option to receive specified consideration for the Debenture pursuant to clause (i) or (ii) of the first sentence of Section 8.3.

                  This Letter Agreement documents the following agreements between Investor and the Company:

         1. In consideration of the reduction in Exercise Price (as defined in the Warrant) described in paragraph 2 of this Letter Agreement, Investor irrevocably waives any right to receive any consideration specified in clause
(b)(ii) of the first sentence of Section 4(e) of the Warrant and any consideration specified in clause (ii) of the first sentence of Section 8.3 of the Debenture in connection with any Company Transaction (as defined in the Warrant and the Debenture) which is first announced prior to December 31, 1999 in which the shares issued in the transaction to shareholders of the other party do not exceed 41% (on an after issuance basis) of the outstanding common stock of both classes of the Company.

         2. The Warrant is hereby amended to reduce the Exercise Price (as defined in the Warrant) from $8.9208 to $5.9208, subject to further adjustment from time to time in accordance with the Warrant. The number of shares of Common Stock issuable upon exercise of the Warrant shall not be adjusted by reason of the reduction in Exercise Price effected by this Paragraph 2; and there shall be no further Exercise Price adjustment pursuant to Section 4(a) of the Warrant on account of a Company Transaction which is subject to the waiver of Paragraph 1. There shall be no adjustment to the Conversion Price of the Debenture by virtue of the Warrant Exercise Price adjustment herein.


         3. The Investor hereby releases and waives any claims against the Company for Warrant Exercise Price adjustments or Debenture Conversion Price adjustments which arise or could arise or be assertable by reason of any action or occurrence under Section 8.10 of the Debenture or Section 4(l) of the Warrant from April 15, 1999 through the date of this Letter Agreement.

         4. Each party represents and warrants to the other that the execution of this Letter Agreement by it has been authorized by all necessary corporation action, including, for the Company, by its Board of Directors. This Letter Agreement shall constitute an amendment to both the Debenture and the Warrant and shall bind successor holders to the Debenture and the Warrant and successors to the Company. The Company shall not be required to register any transfer of the Debenture or Warrant unless the transferee acknowledges the amendment thereto under this Letter Agreement.

         5. The undersigned acknowledge that the Company intends to enter into agreements ("Other Agreements") with the other holders ("Other Holders") of warrants and debentures issued on April 15, 1999 which address the matters covered by this Letter Agreement. There shall be no adjustment to the Warrant Exercise Price or the Debenture Conversion Price on account of execution of the Other Agreements. The Company covenants that in the event that the provisions of this Letter Agreement are not substantially as beneficial to Investor (but reflecting the relative holdings of warrants and debentures of Investor and the Other Holders) as the provisions contained in any of the Other Agreements, then the Investor may upon written notice to the Company given within five days of receipt of a copy of the Other Agreements elect to be governed by the terms of such more favorable Other Agreement (adjusted for relative holdings), and the Company shall enter with Investor into a modification of this Letter Agreement to reflect all of the terms of such Other Agreement.


                                              Marshall Capital Management, Inc.


                                              By /s/ Allan Wein, its president
                                                 -----------------------------
Westell Technologies, Inc.

By_/s/ Marc Zionts, Executive Vice President
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